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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


  Certification and Notice of Termination under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934.

                          Commission File Number 1-985
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                             INGERSOLL-RAND COMPANY
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             (Exact name of registrant as specified in its charter)

    200 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677 (201) 573-0123
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, $2.00 par value per share and
  Preference Share Purchase Rights to purchase Series A Preference Shares, par value $.001 per share
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   [ ]         Rule 12h-3(b)(1)(ii)   [ ]
           Rule 12g-4(a)(1)(ii)  [ ]         Rule 12h-3(b)(2)(i)    [ ]
           Rule 12g-4(a)(2)(i)   [ ]         Rule 12h-3(b)(2)(ii)   [ ]
           Rule 12g-4(a)(2)(ii)  [ ]         Rule 15d-6             [ ]
           Rule 12h-3(b)(1)(i)   [X]

         Approximate number of holders of record as of the certification or
notice date:    1
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Ingersoll-Rand Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                           INGERSOLL-RAND COMPANY


DATE:   January 1, 2002                    BY: /s/ Ronald G. Heller
      ----------------------                   ---------------------------------
                                           NAME:  Ronald G. Heller
                                                  ----------------
                                           TITLE:  Vice President and Secretary
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